EXHIBIT 99.1

Eagle Bancorp, Inc. and Alliance Bankshares Corporation Announce Mutual Termination of Merger Agreement

BETHESDA, Md. and CHANTILLY, Va., Nov. 28, 2011 (GLOBE NEWSWIRE) -- On November 28, 2011, Eagle Bancorp, Inc. ("Eagle") (Nasdaq:EGBN) and Alliance Bankshares Corporation ("Alliance") (Nasdaq:ABVA) announced that they have mutually agreed to terminate their agreement to merge.

Subsequent to the execution of the merger agreement, Eagle and Alliance developed irreconcilable differences of opinion regarding a number of matters related to the merger and merger agreement. Accordingly, the boards of both parties felt it was in the best interests of their respective shareholders to terminate the merger agreement and pursue other strategies.

William E. Doyle, Jr., President and CEO of Alliance and Alliance Bank noted, "We continue to feel that Alliance's shareholders are best served by pursuing an affiliation with a strategic partner in order to gain scale, strengthen our capital base and generate attractive future returns for our shareholders. Accordingly, we intend to continue working with our financial advisor to evaluate our strategic alternatives."

Ronald D. Paul, Chairman and CEO of Eagle noted, "While we are disappointed that this long process has not turned out as we at Eagle had originally hoped, we wish Alliance the best in its future efforts. We are confident that Eagle will be able to successfully continue its organic growth in the Northern Virginia market, including with two new branches, in Reston and Merrifield, within the next year."

Eagle and Alliance have entered into a merger termination agreement providing, among other things, that neither party will incur any termination fee due to the termination of the merger and mutually releasing the parties from any claims of liability to one another relating to the merger transaction. In addition, the parties have acknowledged that Alliance may solicit and consummate transactions with third parties without restrictions, conditions or fees.

Concurrent with the termination of the merger agreement, the following related agreements were also terminated: (i) the agreement of merger between EagleBank and Alliance Bank, (ii) the support agreements between Eagle and the directors of Alliance, (iii) the non-competition agreements among Eagle, EagleBank and certain directors of Alliance and (iv) the non-solicitation and non-disparagement agreements among Eagle, EagleBank and the directors of Alliance.

About the Companies: Eagle Bancorp, Inc. is the holding company for EagleBank, which commenced operations in 1998. EagleBank is headquartered in Bethesda, Maryland, and conducts full service commercial banking through fifteen offices, located in Montgomery County, Maryland, Washington, D.C. and Fairfax County, Virginia. EagleBank focuses on building relationships with businesses, professionals and individuals in its marketplace.  For more information about Eagle, please visit: www.eaglebankcorp.com.

The Eagle Bancorp, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=6101

Alliance Bankshares Corporation is the holding company for Alliance Bank, which commenced operations in 1998.  Alliance Bank is headquartered in Chantilly, Virginia, and places special emphasis on serving the needs of individuals, small and medium size businesses and professional concerns in the greater Washington, D.C. metropolitan area through six offices located in Northern Virginia.  For more information about Alliance, please visit: www.alliancebankva.com.

The Alliance Bankshares Corporation logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=10056

Forward-looking Statements: This press release contains forward-looking statements within the meaning of the Securities and Exchange Act of 1934, as amended, including statements of goals, intentions, and expectations as to future trends, plans, events or results of Eagle's or Alliance's operations and policies and regarding general economic conditions. These forward-looking statements include, but are not limited to, statements about Eagle's and Alliance's plans, obligations, expectations and intentions, including Alliance's intention to seek further strategic alternatives. In some cases, forward-looking statements can be identified by use of words such as "may," "will," "anticipates," "believes," "expects," "plans," "estimates," "potential," "continue," "should," and similar words or phrases. These statements are based upon the beliefs of the respective managements of Eagle and Alliance as to the expected outcome of future events, current and anticipated economic conditions, nationally and in the parties' market, and their impact on the operations and assets of the parties, interest rates and interest rate policy, competitive factors and other conditions which by their nature, are not susceptible to accurate forecast and are subject to significant uncertainty. Factors that could cause results and outcomes to differ materially include, among others, the ability or inability of Alliance to find suitable strategic partners or opportunities. Because of these uncertainties and the assumptions on which this discussion and the forward-looking statements are based, actual future operations and results in the future may differ materially from those indicated herein. Readers are cautioned against placing undue reliance on such forward-looking statements. Past results are not necessarily indicative of future performance. Eagle and Alliance assume no obligation to revise, update, or clarify forward-looking statements to reflect events or conditions after the date of this release.

CONTACT: EAGLE BANCORP, INC.
         Ronald D. Paul
         301.986.1800

         ALLIANCE BANKSHARES CORPORATION
         William E. Doyle, Jr.
         703.814.7200